MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
THIRD QUARTER 2024

CALABASAS, Calif., November 8, 2024 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, or “MMI”) (NYSE: MMI), a leading national real estate services firm specializing in commercial real estate investment sales, financing, research and advisory services, reported its third quarter results today.
Third Quarter 2024 Highlights Compared to Third Quarter 2023
•Total revenue of $168.5 million, compared to $162.0 million
•Brokerage commissions of $142.0 million, compared to $139.8 million
•Private Client Market brokerage revenue of $87.5 million, compared to $91.5 million
•Middle Market and Larger Transaction Market brokerage revenue of $49.3 million, compared to $42.8 million
•Financing fees of $20.6 million, compared to $17.3 million
•Net loss of $5.4 million, or $0.14 per common share, diluted, compared to net loss of $9.2 million, or $0.24 per common share, diluted
•Adjusted EBITDA1 increased by $6.6 million to approximately breakeven
Nine Months 2024 Highlights Compared to Nine Months 2023
•Total revenue of $456.0 million, compared to $479.7 million
•Brokerage commissions of $386.9 million, compared to $415.2 million
•Private Client Market brokerage revenue of $245.5 million, compared to $278.2 million
•Middle Market and Larger Transaction Market brokerage revenue of $126.1 million, compared to $121.8 million
•Financing fees of $53.3 million, compared to $51.0 million
•Net loss of $20.9 million, or $0.54 per common share, diluted, compared to net loss of $23.8 million, or $0.61 per common share, diluted
•Adjusted EBITDA1 of $(8.7) million, compared to $(15.1) million

“We are pleased to report an improvement in our third quarter results. We believe this progress reflects the start of the return of capital to the market and the successful implementation of various internal initiatives. It also suggests early signs of market stabilization and increased investor activity,” stated Hessam Nadji, Marcus & Millichap’s president and chief executive officer.

Mr. Nadji continued, “Market sentiment improved in September thanks to the Fed’s decisive first move on lowering the short-term rate; however, long-term rates have risen once again thanks to a stronger-than-expected labor market and the election outcome. We anticipate the path of sales and financing volume improvements to remain inconsistent as a result, but continue on a solid positive trend. Record capital on the sideline coupled with price adjustments over the last two years are motivating buyers to re-enter the market while more sellers are motivated to sell assets. We believe our disciplined approach to platform investments and expense management, combined with our strong capital position, sets us up well for the future. We are committed to leveraging our proprietary technology and strategic initiatives to drive growth and maintain our leadership in the market.”

1 Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

Third Quarter 2024 Results Compared to Third Quarter 2023
Total revenue for the third quarter 2024 was $168.5 million, an increase of 4.0% compared to $162.0 million for the same period in the prior year.

For real estate brokerage commissions, revenue was $142.0 million, an increase of 1.5% compared to the same period in the prior year. The increase was primarily attributed to a 14.7% increase in total sales volume, partially offset by a 22 basis point decrease in the average commission rate earned compared to the third quarter 2023. Private Client Market revenue decreased by 4.3%, while the combined Middle Market and Larger Transaction Market revenue increased by 15.1%.

For financing fees, revenue was $20.6 million, an increase of 19.3% compared to the same period in the prior year. The increase was primarily attributed to a 12.0% increase in total financing volume and a two basis point increase in the average fee rate compared to third quarter of 2023.

Total operating expenses for the third quarter 2024 were $180.0 million, compared to $177.5 million for the same period in the prior year. The change was primarily due to an increase of $1.5 million in selling, general and administrative expenses. Cost of services as a percentage of total revenue decreased by 240 basis points to 62.2% compared to the same period during the prior year.

Selling, general and administrative expenses for the third quarter 2024 were $70.7 million, compared to $69.2 million for the same period in the prior year. The increase was primarily due to an increase in personnel costs, partially offset by a reduction in marketing support provided to our investment sales and financing professionals.

Net loss for the third quarter 2024 was $5.4 million, or $0.14 per common share, diluted, compared to a net loss of $9.2 million, or $0.24 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the third quarter 2024 increased by $6.6 million to approximately breakeven, primarily as a result of the decrease in operating loss.
Nine Months 2024 Results Compared to Nine Months 2023
Total revenues for the nine months ended September 30, 2024 were $456.0 million, compared to $479.7 million for the same period in the prior year, a decrease of $23.7 million, or 4.9%. Total operating expenses for the nine months ended September 30, 2024 decreased by 5.0% to $495.6 million compared to $521.9 million for the same period in the prior year. Cost of services as a percentage of total revenue decreased by 150 basis points to 61.3%, compared to the first nine months of 2023. The Company’s net loss for the nine months ended September 30, 2024 was $20.9 million, or $0.54 per common share, diluted, compared to $23.8 million, or $0.61 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2024 decreased to $(8.7) million, from $(15.1) million for the same period in the prior year. As of September 30, 2024, the Company had 1,678 investment sales and financing professionals, compared to 1,820 at the end of the same period last year.
Capital Allocation
On August 1, 2024, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, which was paid on October 4, 2024, to stockholders of record at the close of business on September 16, 2024.

During the nine months ended September 30, 2024, the Company repurchased 16,900 shares of common stock at an average price of $32.77 per share for a total price of $0.6 million. Since August 2022, the Company has repurchased and retired 2,141,422 shares of common stock at an average price of $32.24 per share for a total price of $69.0 million.

After accounting for shares repurchased through November 5, 2024, Marcus & Millichap has approximately $71.0 million available to repurchase shares under its program. No time limit has been established for the completion of the program, and the repurchases are expected to be executed from time-to-time, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans, subject to general business and market conditions and other investment opportunities.

Business Outlook
Investor activity increased following the Federal Reserve interest rate reduction in September, but the market is still impacted by long-term interest rate volatility as well as navigating price discovery and the bid/ask spread. These dynamics continue to expand marketing and transaction execution timelines and challenge the productivity of our salesforce in the near term. Transaction velocity has improved and momentum remains positive; however, continued gains in trading and financing volumes will likely take time to return to long-term averages. Price adjustments, distressed situations and maturing loans could also boost transactional velocity in the quarters ahead. Over the long-term, real estate demand is expected to return sales and financing volumes to higher than current levels given the record capital on the sideline and key advantages of real estate investments. Accordingly, the Company believes it remains well-positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all U.S. commercial property transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI had an estimated 22% share of this segment by transaction count in 2023.

Key factors that may influence the Company’s business during the remainder of 2024 include:
•Volatility in transactional activity and investor sentiment driven by:
•The elevated and still volatile cost of debt capital
•Persistent bid-ask spread between buyers and sellers
•Risks of a potential recession or inflationary pressure and their unfavorable impact to commercial real estate space demand
•Potential tax and other policy changes which may influence transaction velocity and/or future fluctuations in sales and financing activity
•Increase in operating expenses driven by labor costs, insurance, taxes and cost of materials
•Local market factors such as pockets of overbuilding and legislative measures unfavorable for real estate investing
•The necessity to stay competitive by investing in technology, talent acquisition and retention, internal and industry events
•Global geopolitical uncertainty, which may cause investors to refrain from transacting
•The potential for acquisition activity and subsequent integration
•Clarity on the election outcome and the need to put capital to work after two years of subdued investment activity bode well for recovery in our business
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, November 8, 2024 through 11:59 p.m. Eastern Time on Friday, November 16, 2024 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13747588.

About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research and advisory services. As of September 30, 2024, the Company had 1,678 investment sales and financing professionals in more than 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to its clients. Marcus & Millichap, Inc. closed 5,351 transactions during the nine months ended September 30, 2024, with a sales volume of $31.2 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including our expectations regarding the long-term outlook of the commercial real estate transaction market, and our positioning within it, our belief relating to the Company’s long-term growth, our assessment of the key factors influencing the Company’s business outlook, including the expectation for future interest rate cuts and likely impact of such cuts on commercial real estate demand, and the execution of our capital return program, including a semi-annual dividend and stock repurchase program. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of inflation and changes to interest rates;
•our ability to attract and retain qualified senior executives, managers, and investment sales and financing professionals;
•the impact of forgivable loans and related expense resulting from the recruitment and retention of agents;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cybersecurity risks and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, employment laws, or other government regulation affecting our business, in each case as may be impacted by the 2024 U.S. presidential election;
•our ability to successfully identify, negotiate, execute, and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “goal,” “expect,” “predict,” “potential,” “should,” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended September 30, 2024. As a result, all financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Real estate brokerage commissions	$141,970	$139,817	$386,868	$415,193
Financing fees	20,582	17,257	53,303	51,021
Other revenue	5,959	4,952	15,811	13,470
Total revenue	168,511	162,026	455,982	479,684
Operating expenses:
Cost of services	104,754	104,628	279,703	301,218
Selling, general and administrative	70,672	69,192	204,591	210,321
Depreciation and amortization	4,550	3,637	11,301	10,312
Total operating expenses	179,976	177,457	495,595	521,851
Operating loss	(11,465)	(15,431)	(39,613)	(42,167)
Other income, net	5,321	4,422	15,701	14,122
Interest expense	(208)	(241)	(611)	(672)
Loss before benefit for income taxes	(6,352)	(11,250)	(24,523)	(28,717)
Benefit for income taxes	(967)	(2,010)	(3,613)	(4,915)
Net loss	$(5,385)	$(9,240)	$(20,910)	$(23,802)

Net loss per share:
Basic	$(0.14)	$(0.24)	$(0.54)	$(0.61)
Diluted	$(0.14)	$(0.24)	$(0.54)	$(0.61)
Weighted average common shares outstanding:
Basic	38,762	38,492	38,629	38,740
Diluted	38,762	38,492	38,629	38,740

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $12.0 billion for the three months ended September 30, 2024, encompassing 1,987 transactions consisting of $8.5 billion for real estate brokerage (1,331 transactions), $2.1 billion for financing (318 transactions) and $1.4 billion in other transactions, including consulting and advisory services (338 transactions). Total sales volume was approximately $31.2 billion for the nine months ended September 30, 2024, encompassing 5,351 transactions consisting of $21.4 billion for real estate brokerage (3,705 transactions), $5.6 billion for financing (824 transactions) and $4.2 billion in other transactions, including consulting and advisory services (822 transactions). As of September 30, 2024, the Company had 1,574 investment sales professionals and 104 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Real Estate Brokerage	2024	2023	2024	2023
Average Number of Investment Sales Professionals	1,589	1,733	1,616	1,757
Average Number of Transactions per Investment Sales Professional	0.84	0.79	2.29	2.31
Average Commission per Transaction	$106,664	$102,731	$104,418	$102,214
Average Commission Rate	1.66%	1.88%	1.81%	1.88%
Average Transaction Size (in thousands)	$6,407	$5,462	$5,764	$5,442
Total Number of Transactions	1,331	1,361	3,705	4,062
Total Sales Volume (in millions)	$8,527	$7,433	$21,357	$22,107

	Three Months Ended September 30,		Nine Months Ended September 30,
Financing (1)	2024	2023	2024	2023
Average Number of Financing Professionals	103	96	101	95
Average Number of Transactions per Financing Professional	3.09	2.88	8.16	8.83
Average Fee per Transaction	$50,351	$50,062	$49,725	$49,606
Average Fee Rate	0.75%	0.73%	0.73%	0.79%
Average Transaction Size (in thousands)	$6,712	$6,904	$6,818	$6,288
Total Number of Transactions	318	276	824	839
Total Financing Volume (in millions)	$2,134	$1,906	$5,618	$5,276
(1)Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market segment for real estate brokerage:

	Three Months Ended September 30,
	2024			2023			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	203	$109	$5,183	208	$122	$5,511	(5)	$(13)	$(328)
Private Client Market ($1 – <$10 million)	957	3,037	87,494	1,014	3,344	91,466	(57)	(307)	(3,972)
Middle Market ($10 – <$20 million)	88	1,229	19,402	75	1,002	18,647	13	227	755
Larger Transaction Market (≥$20 million)	83	4,152	29,891	64	2,965	24,193	19	$1,187	$5,698
	1,331	$8,527	$141,970	1,361	$7,433	$139,817	(30)	$1,094	$2,153

	Nine Months Ended September 30,
	2024			2023			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	596	$328	$15,299	600	$358	$15,214	(4)	$(30)	$85
Private Client Market ($1 – <$10 million)	2,687	8,526	245,473	3,054	10,169	278,207	(367)	(1,643)	(32,734)
Middle Market ($10 – <$20 million)	226	3,113	53,630	218	2,923	53,440	8	190	190
Larger Transaction Market (≥$20 million)	196	9,390	72,466	190	8,657	68,332	6	$733	$4,134
	3,705	$21,357	$386,868	4,062	$22,107	$415,193	(357)	$(750)	$(28,325)

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)

	September 30, 2024 (unaudited)	December 31, 2023
Assets
Current assets:
Cash, cash equivalents, and restricted cash	$172,717	$170,753
Commissions receivable	19,195	16,171
Prepaid expenses	7,698	8,813
Income tax receivable	9,743	9,299
Marketable debt securities, available-for-sale (amortized cost of $126,130 and $169,018 at September 30, 2024 and December 31, 2023, respectively, and $0 allowance for credit losses)	126,083	168,881
Advances and loans, net	10,142	3,574
Other assets, current	10,967	16,203
Total current assets	356,545	393,694
Property and equipment, net	26,752	27,450
Operating lease right-of-use assets, net	84,621	90,058
Marketable debt securities, available-for-sale (amortized cost of $50,725 and $69,538 at September 30, 2024 and December 31, 2023, respectively, and $0 allowance for credit losses)	50,208	67,459
Assets held in rabbi trust	12,181	10,838
Deferred tax assets, net	50,127	46,930
Goodwill and other intangible assets, net	46,822	51,183
Advances and loans, net	180,885	175,827
Other assets, non-current	25,573	14,972
Total assets	$833,714	$878,411
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$12,618	$8,126
Deferred compensation and commissions	48,419	55,769
Operating lease liabilities	18,152	18,336
Accrued bonuses and other employee related expenses	16,988	19,119
Other liabilities, current	17,046	3,919
Total current liabilities	113,223	105,269
Deferred compensation and commissions	28,581	47,771
Operating lease liabilities	66,686	69,407
Other liabilities, non-current	7,496	10,690
Total liabilities	215,986	233,137
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 38,823,704 and 38,412,484 at September 30, 2024 and December 31, 2023, respectively	4	4
Additional paid-in capital	166,999	153,740
Retained earnings	450,590	492,298
Accumulated other comprehensive income (loss)	135	(768)
Total stockholders’ equity	617,728	645,274
Total liabilities and stockholders’ equity	$833,714	$878,411

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net loss before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash, cash equivalents, and restricted cash, (ii) interest expense, (iii) benefit for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net loss, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net loss, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss	$(5,385)	$(9,240)	$(20,910)	$(23,802)
Adjustments:
Interest income and other(1)	(4,498)	(4,721)	(13,806)	(13,201)
Interest expense	208	241	611	672
Benefit for income taxes	(967)	(2,010)	(3,613)	(4,915)
Depreciation and amortization	4,550	3,637	11,301	10,312
Stock-based compensation	6,071	5,446	17,755	15,808
Adjusted EBITDA	$(21)	$(6,647)	$(8,662)	$(15,126)
(1)Other includes net realized losses on marketable debt securities, available-for-sale.
Glossary of Terms
•Private Client Market: transactions with values from $1 million to up to but less than $10 million
•Middle Market: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market: transactions with values of $20 million and above
•Acquisitions: acquisition of businesses accounted for as a business combination in accordance with generally accepted accounting standards

Certain Adjusted Metrics
Real Estate Brokerage
Following are actual and as adjusted metrics excluding any large transactions in our real estate brokerage business in excess of $300 million:

	Three Months Ended September 30, 2024		Nine Months Ended September 30, 2024
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total Sales Volume Increase (Decrease)	14.7%	14.7%	(3.4)%	(3.4)%
Average Commission Rate Decrease	(11.7)%	(11.7)%	(3.7)%	(3.7)%
Average Transaction Size Increase	17.3%	17.3%	5.9%	5.9%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com